Exhibit 10.6

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (“Agreement”) is made and entered into as of the 24th day of March, 2021 by and between Alwaysraise, LLC, a California limited liability company (“Alwaysraise”), and Immix Biopharma Inc., a Delaware corporation (“Company”) each a “party” and collectively the “parties”.

WHEREAS, Gabriel Morris (“Mr. Morris”) is the sole principal of Alwaysraise; and

WHEREAS, the Company desires that Alwaysraise make Mr. Morris available to the Company to serve, in accordance with the Company’s bylaws, as the Company’s chief financial officer.

NOW, therefore, it is agreed as follows:

1. Chief Financial Officer Appointment. Alwaysraise, in accordance with the provisions of this Agreement, shall make Mr. Morris available to serve as chief financial officer of the Company and any of the Company’s subsidiaries. Mr. Morris shall be granted the corporate power, authorities and responsibilities of a chief financial officer and he shall perform and provide all services that are customarily provided by a chief financial officer.

2. Board of Directors Supervision. The activities of Mr. Morris to be performed under this Agreement as chief financial officer shall be subject to the supervision and decisions of the Board of Directors of the Company (the “Board”) to the extent required by applicable law, bylaws, articles, resolutions, regulations and reasonable policies not inconsistent with the terms of this Agreement adopted by the Board and in effect from time to time.

3. No Further Authority of Alwaysraise. Alwaysraise shall provide no additional services or have any right to provide services for the benefit of the Company absent the approval of the Company’s Board.

4. Compensation. For the services Mr. Morris performs hereunder, the Company shall pay to Alwaysraise a monthly management services fee of $10,000 payable in arrears from the signing of this agreement through November 2021. Beginning in December, 2021 and for all months thereafter, the Company shall pay to Alwaysraise a monthly management services fee of $20,000, payable in arrears. Additionally, the Company agrees that Mr. Morris shall be eligible, based on performance and subject to approval of the Equity Incentive Plan(s) by the Board, to receive option grants that are reasonably and customarily granted to a chief financial officer of a company of such size and industry, pursuant to the Immix Biopharma, Inc. 2016 Equity Incentive Plan passed by Board resolution on November 30,2016 and the Immix Biopharma, Inc. 2016 Option Agreement passed by Board resolution on November 30,2016 and/or further plans to be approved by the Board.

5. Ownership of Work Product. Alwaysraise and Mr. Morris both hereby irrevocably assign to the Company all right, title and interest worldwide in and to any ideas, concepts, processes, discoveries, developments, formulae, information, materials, improvements, designs, artwork, content, software programs, other copyrightable works, and any other work product created, conceived or developed by Alwaysraise or Mr. Morris (whether alone or jointly with others) for the Company during or before the term of this Agreement, including all copyrights, patents, trademarks, trade secrets, and other intellectual property rights therein (collectively, the “Work Product”). Alwaysraise and Mr. Morris both retain no rights to use the Work Product and agree not to challenge the validity of the Company’s ownership of the Work Product. Alwaysraise and Mr. Morris agree to execute, at the Company’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment, including without limitation, any copyright assignment or patent assignment provided by the Company. Alwaysraise and Mr. Morris each hereby irrevocably appoint Company as their attorney-in-fact for the purpose of executing such documents on their respective behalf, which appointment is coupled with an interest. At Company’s request, Alwaysraise and/or Mr. Morris will promptly record any such patent assignment with the United States Patent and Trademark Office. Company will reimburse Alwaysraise and/or Mr. Morris for any reasonable out-of-pocket expenses actually incurred by Alwaysraise or Mr. Morris in fulfilling its obligations under this section.

6. Other Rights. If Alwaysraise and/or Mr. Morris have any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product that cannot be assigned, Alwaysraise and Mr. Morris each hereby unconditionally and irrevocably grant to Company an exclusive (even as to Alwaysraise and Mr. Morris), worldwide, fully paid and royalty-free, irrevocable, perpetual license, with rights to sublicense through multiple tiers of sublicensees, to use, reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed. In the event that Alwaysraise and/or Mr. Morris have any rights in the Work Product that cannot be assigned or licensed, they each unconditionally and irrevocably waive the enforcement of such rights, and all claims and causes of action of any kind against Company or Company’s customers.

7. Reimbursement of Expenses. All obligations or expenses incurred by Alwaysraise in the performance of Mr. Morris’s duties under this Agreement shall be for the account of, on behalf of, and at the expense of the Company. Alwaysraise shall not be obligated to make any advance to or for the account of the Company or to pay any sums, except out of funds held in accounts maintained by the Company nor shall Alwaysraise be obligated to incur any liability or obligation for the account of the Company without assurance that the necessary funds for the discharge of such liability or obligation will be provided.

8. Time and Attention. Alwaysraise shall cause Mr. Morris to give the time and attention to his duties hereunder that are reasonably required to perform the services required of him hereunder.

9. Confidential Information. During the term of this Agreement and thereafter Alwaysraise and Mr. Morris (i) will not use or permit the use of Company’s Confidential Information in any manner or for any purpose not expressly set forth in this Agreement, (ii) will hold such Confidential Information in confidence and protect it from unauthorized use and disclosure, and (iii) will not disclose such Confidential Information to any third parties except as set forth in this section. Alwaysraise and Mr. Morris will protect Company’s Confidential Information from unauthorized use, access or disclosure in the same manner as Alwaysraise and Mr. Morris protect their own confidential information of a similar nature, but in no event will it exercise less than reasonable care. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Company and Alwaysraise and Mr. Morris, nothing in this Agreement shall limit Alwaysraise’s or Mr. Morris’ right to report possible violations of law or regulation with any federal, state, or local government agency. “Confidential Information” as used in this Agreement means all information disclosed by Company to Alwaysraise and/or Mr. Morris, whether during or before the term of this Agreement, that is not generally known in the Company’s trade or industry and will include, without limitation: (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Company or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; (d) existence of any business discussions, negotiations or agreements between the parties; and (e) any information regarding the skills and compensation of employees, contractors or other agents of Company or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Company or Alwaysraise or Mr. Morris in the course of Company’s business. Confidential Information does not include information that (x) is or becomes a part of the public domain through no act or omission of Alwaysraise or Mr. Morris, (y) is disclosed to Alwaysraise or Mr. Morris by a third party without restrictions on disclosure, or (z) was in Alwaysraise’s or Mr. Morris’ lawful possession without obligation of confidentiality prior to the disclosure and was not obtained by Alwaysraise or Mr. Morris either directly or indirectly from Company. In addition, this section will not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required by law or valid order of a court or other governmental authority; provided, however, that Alwaysraise and/or Mr. Morris will first have given notice to Company and will have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued. All Confidential Information furnished to Alwaysraise and/or Mr. Morris by Company is the sole and exclusive property of Company or its suppliers or customers. Upon request by Company, Alwaysraise and/or Mr. Morris agree to promptly deliver to Company the original and any copies of the Confidential Information. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), Alwaysraise and Mr. Morris will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

10. Term and Termination. This Agreement shall remain in effect for a period of two years (“Initial Term”) and thereafter, shall be automatically renewed for successive one year terms (each an “Extension Term”) unless, either party prior to the end of the Initial Term or any Extension Term terminates this Agreement by delivering a written termination notice 60 days in advance of the proposed termination date. If the Company delivers the termination notice, the Agreement will terminate on the termination date, and the Company shall, pay the monthly management service fees and expenses accrued hereunder and for all remaining months of the then applicable term in which such termination occurred in a single lump-sum payment, payable in full prior to the termination date. If Alwaysraise delivers the termination notice, the Agreement will terminate on the termination date, and the Company shall pay monthly management service fees and expenses which have accrued prior to the termination date in a single lump-sum payment, payable in full prior to the termination date. Notwithstanding the termination of this Agreement, Sections 12, 14 and 18 shall survive such termination. Notwithstanding anything to the contrary in this Section 10, or elsewhere, in this Agreement the Company shall have the right, upon 30 days prior written notification to Alwaysraise, to terminate this Agreement without liability at any time during the Initial Term or any Extension Term for Cause (as defined in that certain writing entitled “2016 Equity Incentive Plan” dated and passed by Board resolution on November 30, 2016), or failure of Alwaysraise to comply with the terms or conditions of this Agreement.

11. Standard of Care. Alwaysraise and Mr. Morris shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or for any acts or omissions of any kind (including acts or omissions of Alwaysraise), unless the Company’s losses (including expenses, costs and attorneys’ fees) are finally and judicially determined to have resulted from the gross negligence or willful misconduct of Alwaysraise.

12. Indemnification. The Company agrees to indemnify and hold harmless Alwaysraise and Mr. Morris from and against any and all losses, claims, damages or liabilities, including reasonable attorney’s fees (collectively “Losses”) suffered or incurred by Alwaysraise or Mr. Morris in connection with the provision of services under this Agreement (except to the extent such Losses result from the gross negligence of or willful misconduct of Mr. Morris in performing services hereunder); provided, that such indemnity shall be limited to the total amount of fees actually paid to Alwaysraise pursuant to this Agreement.. Alwaysraise agrees to indemnify the Company for Losses incurred as a result of the gross negligence or willful misconduct of Alwaysraise or Mr. Morris in providing services hereunder ; provided, that such indemnity shall be limited to the total amount of fees actually paid to Alwaysraise pursuant to this Agreement.

13. No Assignment. Without the consent of either party hereto, neither party shall assign, transfer or convey any of its rights, duties or interest under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it hereunder.

14. Notices. All notices, demands, consents, approvals and requests given by either party to the other hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses, or upon actual receipt if given by electronic mail and such receipt is confirmed in writing by the recipient:

If to the Company:	Immix Biopharma, Inc. 10573 W Pico Blvd #58 Los Angeles, CA 90064 Attention: Ilya Rachman, MD, PhD Email: ilya.rachman@immixbio.com

If to Alwaysraise:	Alwaysraise LLC 1592 Union Street #4000 San Francisco, CA, 94123 Attention: Gabriel Morris Email: notices@alwaysraise.com

Any party may at any time change its respective address by sending written notice to the other party of the change in the manner hereinabove prescribed.

15. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or enforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

16. No Waiver. The failure by any party to exercise any right, remedy or elections herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future exercise of such right, remedy or election, but the same shall continue and remain in full force and effect. All rights and remedies that any party may have at law, in equity or otherwise upon breach of any term or condition of this Agreement, shall be distinct, separate and cumulative rights and remedies and no one of them, whether exercised or not, shall be deemed to be in exclusion of any other right or remedy.

17. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the matters herein contained and any agreement hereafter made shall be ineffective to effect any change or modification, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the change or modification is sought.

18. Governing Laws. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly as of the date first above written.

IMMIX BIOPHARMA, INC.

By:	/s/ Ilya Rachman, MD
Name:
Title:

ALWAYSRAISE LLC

By:	/s/ Gabriel Morris
Name:	Gabriel Morris

ACKNOWLEDGED AND ACCEPTED:

/s/ Gabriel Morris
Gabriel Morris

RE: Management Services Agreement – Addendum A

June 18, 2021

Further to the Management Services Agreement dated March 24, 2021 (the “Agreement”) by and between Immix Biopharma, Inc. (the “Company”) and Alwaysraise LLC (“Alwaysraise”), this letter (“Addendum A”) hereby adds the new Section 19 below to the Agreement and amends Section 10:

“19. Additional Provisions.

(a)	Bonus. In addition to compensation in Section 4, Mr. Morris shall be paid a bonus (“Bonus”) on January 1st of each year beginning in 2022 equal to 100% of the most recent 12 month compensation as referenced in Section 4 hereof plus additional performance bonuses to be determined by the Board. The Bonus shall be contingent upon the Company meeting annual performance objectives, which shall be established annually at the first meeting each fiscal year by the Board of Directors. For the avoidance of doubt, whether Mr. Morris receives an annual bonus for any given year will be determined by the Board in its sole discretion.

(b)	Benefits. Mr. Morris shall be entitled to such medical, life, disability and other benefits as are generally afforded to other executives of the Company, subject to applicable waiting periods and other conditions, as well as participation in all other company-wide employee benefits, including a defined contribution pension plan and 401(k) plan, as may be made available generally to executive employees from time to time.

(c)	Vacation and Sick Days. Mr. Morris shall be entitled to twenty-five (25) days of paid vacation and five (5) days of paid sick days in each year during the Term and to a reasonable number of other days off for religious and personal reasons in accordance with customary Company policy.

(d)	Death. If Mr. Morris dies during the Term, the Agreement shall terminate and the Company shall pay to Mr. Morris’s estate the amount set forth in Section 10.

(e)	Disability. The Company, by written notice to Mr. Morris, may terminate the Agreement if Mr. Morris shall fail because of illness or incapacity to render services of the character contemplated by this Agreement for one hundred eighty (180) days. Upon such termination, the Company shall pay to Mr. Morris the amount set forth in Section 10.

(f)	No Mitigation. Mr. Morris shall have no duty to mitigate awards paid or payable to him pursuant to this Agreement, and any compensation paid or payable to Mr. Morris from sources other than the Company will not offset or terminate the Company’s obligation to pay to Mr. Morris the full amounts pursuant to this Agreement. “

The parties hereby amend Section 10 “Term and Termination” specifically as follows, and not otherwise:

1.	1st Sentence: Delete the words “two years” and insert the words “three years,” after the words “period of” such that the “Initial Term” is changed from two (2) years to three (3) years and otherwise the first sentence is unchanged.

2.	2nd Sentence: Insert the words “one hundred fifty percent (150%) of” in front of the words “the monthly management service fees” and otherwise the second sentence is unchanged.

3.	5th Sentence: Delete “Notwithstanding anything to the contrary in this Section 10, or elsewhere,” and otherwise the fifth sentence is unchanged.

4.	Added Sentences. The following sentences are added to end of Section 10: “Notwithstanding anything to the contrary in this Section 10, or elsewhere, no “Cause” for termination shall be deemed to exist with respect to Alwaysraise or Mr. Morris as described in this clause 10 “Term and Termination”, unless the Company shall have given written notice to Alwaysraise and Mr. Morris within a period not to exceed ten (10) calendar days after the initial existence of the occurrence, specifying the basis for “Cause” with reasonable particularity and, within thirty (30) calendar days after such notice, Alwaysraise or Mr. Morris shall not have cured or eliminated the basis for “Cause;” provided, however, no more than two cure periods need be provided during any twelve-month period. Upon such termination, the Company shall pay the amount due under this Section 10. The parties agree that (a) the Company may terminate this Agreement hereunder without “Cause” by giving at least one hundred eighty (180) days written notice to Alwaysraise; and (b) if a substantial and material adverse change in the nature of Mr. Morris’ title, duties or responsibilities with the Company (a “Demotion”) takes place, the Company shall terminate this Agreement immediately upon delivery of a written notice from Alwaysraise or Mr. Morris (a “Demotion Notice”). Upon such termination per clause (a) or (b) in the immediately preceding sentence, the Company agrees that no “Cause” for termination will be deemed to exist with respect any such termination and the Company agrees to pay the amount due under this Section 10 in the circumstances under which no Cause for termination exists.”

All other terms and conditions of the Agreement remain in place.

IMMIX BIOPHARMA, INC.		ALWAYSRAISE LLC

By:	/s/ Ilya Rachman	By:	/s/ Gabriel Morris
Name:	Ilya Rachman	Name:	Gabriel Morris
Title:	CEO, Immix Biopharma	Title:

ACKNOWLEDGED AND ACCEPTED:

/s/ Gabriel Morris
Gabriel Morris

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